SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

Registration Statement

Under

The Securities Act of 1933

Commission File No.

SONIC FOUNDRY, INC.

(Exact name of registrant as specified in its charter)

MARYLAND	39-1783372
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

222 West Washington Avenue, Madison, WI 53703	(608) 443-1600 (Issuer’s telephone number)
(Address of principal executive offices)

2009 Sonic Foundry, Inc. Stock Incentive Plan

(Full title of plan)

Rimas P. Buinevicius
Chief Executive Officer
222 West Washington Avenue
Madison, WI 53703
(608) 443-1600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
James R. Stern, Esq.
McBreen & Kopko
20 North Wacker Drive
Suite 2520
Chicago, IL 60606 (312) 332-6405

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $.01 par value per share	4,000,000 Shares (2)	$0.735	$2,940,000	$164.05

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) based on the average of the high and low prices reported on the Nasdaq Stock Market on May 5, 2009, which was $0.735.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers additional shares of Common Stock which may become issuable under the Sonic Foundry, Inc. 2009 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalization or certain other capital adjustments, effected without the Registrant’s receipt of consideration, which results in an increase in the number of the outstanding shares of Registrant’s Common Stock. This Registration Statement also relates to an indeterminate amount of interests to be offered or sold pursuant to such plans.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The documents listed in (a) through (c) below are incorporated by reference in this registration statement.

(a)	The registrant’s latest annual report on Form 10-K for the fiscal year ended September 30, 2008.

(b)	The registrant’s quarterly reports on Form 10-Q for the fiscal quarters ended December 31, 2008 and March 31, 2009, the registrant’s current report on Form 8-K filed on December 3, 2008, February 6, 2009, April 15, 2009, May 5, 2009 and all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

(c)	The description of the class of securities contained in the registrant’s Exchange Act Registration Statement on Form 8-A, filed on April 20, 2000.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Name Experts and Counsel.

Legal Matters. The legality of the issuance of the shares in this prospectus will be passed upon for the registrant by McBreen & Kopko LLP, Chicago, Illinois. Frederick H. Kopko, Jr., a member of that firm and a director of the registrant, beneficially owns 286,275 shares of the registrant’s Common Stock and has options and warrants to purchase 100,000 shares of the registrant’s Common Stock.

Item 6.	Indemnification of Directors and Officers.

The Articles of Incorporation of the registrant limit the liability of directors, in their capacity as directors but not in their capacity as officers, to the fullest extent permitted by the Maryland General Corporation Law, or MGCL. Accordingly, pursuant to the terms of the MGCL as presently in effect, the registrant may indemnify any director unless it is established that:

•	the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director actually received an improper personal benefit in money, property or services;

•	or in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

In addition, the Bylaws of the registrant require the registrant to indemnify each person who is or was a director or officer of the registrant to the fullest extent permitted by the laws of the State of Maryland in the event he is involved in legal proceedings by reason of the fact that he is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership or other enterprise. The registrant may also advance to such persons expenses incurred in defending a proceeding to which indemnification might apply, upon terms and conditions, if any, deemed appropriate by the Board of Directors upon receipt of an undertaking by or on behalf of such director or officer to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified as authorized by the laws of the State of Maryland. In addition, the registrant carries director and officer liability insurance.

Item 8.	Exhibits.

Exhibit Number	Description
5.1	Opinion of McBreen & Kopko LLP regarding the legality of the Common Stock registered hereby

23.1	Consent of McBreen & Kopko LLP (included in its opinion to be filed as Exhibit 5.1 hereto)

23.2	Consent of Grant Thornton LLP, independent registered public accounting firm

24.1	Power of Attorney (contained within Signature Page)

99.1	Sonic Foundry, Inc. 2009 Stock Incentive Plan (1)

(1)	Filed as an exhibit to the company’s Proxy Statement on Form 14A dated January 28, 2009 and hereby incorporated by reference.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

2.	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on this 7th day of May, 2009.

Sonic Foundry, Inc.

By:	/s/ Rimas Buinevicius
Rimas Buinevicius, Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rimas Buinevicius and Kenneth Minor as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Dated

/s/ Rimas R. Buinevicius	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 7, 2009
Rimas R. Buinevicius

/s/ Kenneth A. Minor	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	May 7, 2009
Kenneth A. Minor

/s/ Monty R. Schmidt	Chief Technology Officer and Director	May 7, 2009
Monty R. Schmidt

/s/ Frederick H. Kopko, Jr.	Director	May 7, 2009
Frederick H. Kopko, Jr.

/s/ Arnold B. Pollard	Director	May 7, 2009
Arnold B. Pollard

/s/ David C. Kleinman	Director	May 7, 2009
David C. Kleinman

/s/ Paul S. Peercy	Director	May 7, 2009
Paul S. Peercy

/s/ Gary R. Weis	Director	May 7, 2009
Gary R. Weis

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of McBreen & Kopko LLP as to the legality of the stock registered hereby

23.1	Consent of McBreen & Kopko LLP (included in Exhibit 5)

23.2	Consent of Grant Thornton LLP

24.1	Power of Attorney (contained within Signature Page)

99.1	Sonic Foundry, Inc. 2009 Stock Incentive Plan (1)

(1)	Filed as an exhibit to the company’s Proxy Statement on Form 14A dated January 28, 2009 and hereby incorporated by reference.